UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2011
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
      On April 26, 2011, we adopted a compensation program outlining specific performance criteria to be considered when making cash bonus awards for 2011 to each of Mr. Douglas H. (“Tad”) Lowrey, the Chief Executive Officer and President of CapitalSource Bank, and Mr. John A. Bogler, Chief Financial Officer of CapitalSource Bank, each of whom is an executive officer of CapitalSource Inc. Decisions under the compensation program will be made independently by each of the compensation committees of the boards of CapitalSource Bank and CapitalSource Inc.
      The criteria include the primary financial objectives applicable to each of Messrs. Lowrey and Bogler of achieving pre-tax net income of $150.0 million and maintaining the operating expense ratio at 2.10% or less for CapitalSource Bank in 2011. In addition, the criteria for Mr. Lowrey include: (i) experiencing in 2011 less than 1.0% of credit losses (charge offs and specific reserves) for loans closed in 2009, 2010 and 2011 owned by CapitalSource Bank; (ii) reducing the classified asset ratio of CapitalSource Bank as of December 31, 2011 to 60% or less; (iii) having an average risk rating of 2.75 or less for all loans owned by CapitalSource Bank that are closed or acquired during 2011; (iv) maintaining acceptable safety and soundness, compliance and CRA ratings for CapitalSource Bank; (v) operating CapitalSource Bank's retail banking operation to provide adequate funding for CapitalSource Bank’s planned closing and acquisition of up to $1.8 billion of loans in 2011 while minimizing funding and operational costs and organically growing deposits within the existing branch structure; (vi) making significant progress toward converting CapitalSource Bank’s charter to a commercial bank charter; and (vii) simplifying the management structure of CapitalSource Bank. In addition to the primary financial objectives mentioned above, the criteria for Mr. Bogler include: (i) maintaining acceptable safety and soundness, compliance and CRA ratings for CapitalSource Bank; (ii) developing and timely filing with applicable regulatory authorities appropriate revised regulatory business plans for CapitalSource Bank, as applicable; (iii) complying with the policy limits for liquidity risk, interest rate risk, investment policy compliance and capital compliance; and (iv) integrating the Parent Company and CapitalSource Bank information technology and accounting operational structures and departments.
      Achievement of any one or more of the performance targets will not require the award of any specific bonus amount, or any bonus at all. While the committees believe the targets are achievable, they also believe they present appropriate challenges to Messrs. Lowrey and Bogler and, if met, would be reflective of a high level of performance by the executives and by CapitalSource Bank. The committees may each use discretion to adjust the bonus targets and to determine whether the criteria have been achieved to the extent there are judgments to be employed or mitigating factors exist.

Item 5.07. Submission of Matters to a Vote of Security Holders.
     We held our annual meeting of stockholders on April 27, 2011, at which all matters submitted to a vote of our stockholders as described in our definitive proxy statement for our 2011 Annual Meeting of Stockholders were approved. The matters approved were (1) election of directors, (2) ratification of the Board’s selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011, (3) advisory approval of executive compensation for our named executive officers, and (4) advisory approval of the frequency of advisory shareholder votes on executive compensation.

     The final number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, with respect to each matter are set out below:
1. Election of Directors

					Broker
Director	For	Against	Withheld	Abstentions	Non-Votes
Frederick W. Eubank, II	170,363,300	—	31,687,584	—	54,039,794

Timothy M. Hurd	169,646,429	—	32,404,455	—	54,039,794

Steven A. Museles	194,670,814	—	7,380,070	—	54,039,794

					Broker
	For	Against	Withheld	Abstentions	Non-Votes
2. Ratification of Independent Auditors	249,928,749	5,919,061	—	242,868	—

					Broker
	For	Against	Withheld	Abstentions	Non-Votes
3. Approval of Executive Compensation for Named Executive Officers	178,954,458	21,994,087	—	1,102,339	54,039,794

					Broker
	1 Year	2 Years	3 Years	Abstentions	Non-Votes
4. Approval of Frequency of Advisory Vote on Executive Compensation	174,290,850	446,659	26,794,154	519,221	54,039,794
      In accordance with the voting results for Proposal 4, in which the choice receiving the highest number of votes was “1 Year,” we have determined that future stockholder advisory votes on executive compensation will be held every year. Accordingly, the next stockholder advisory vote on executive compensation will be held at our 2012 Annual Meeting of Stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2011	/s/ Joseph Turitz
Joseph Turitz
Senior Vice President, General Counsel and Secretary